Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2024, relating to the consolidated financial statements of GCT Semiconductor, Inc., which appears in the Current Report on Form 8-K of GCT Semiconductor Holding, Inc. filed on April 1, 2024.

/s/ BPM LLP

San Jose, California

June 7, 2024